Exhibit 99.1
For Immediate Release

Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Cameron Associates, Inc.
631-694-9555	Kevin McGrath
invest@misonix.com	212-245-4577
Kevin@cameronassoc.com
MISONIX REPORTS FIRST QUARTER FISCAL YEAR 2009 FINANCIAL RESULTS
REVENUES INCREASED 7.4%; NET INCOME OF $.05 PER DILUTED SHARE
FARMINGDALE, N.Y., November 13, 2008 —Misonix, Inc. (NASDAQ: MSON), a developer of minimally invasive ultrasonic medical device technology, which in Europe is used for the ablation of tumors and worldwide for other acute health conditions, today reported financial results for its fiscal year 2009 first quarter ended September 30, 2008. Michael A. McManus, Jr., President and Chief Executive Officer, and Richard Zaremba, Senior VP and Chief Financial Officer, will host a conference call at 4:30 p.m. Eastern on Thursday, November 13, 2008 to discuss the Company’s first quarter financial results.
•	Revenues increased 7.4% to $11.3 million

•	Reported net income of $320,000 or $.05 per diluted share

•	The Company reported the following operational achievements:
•	Entered a new, three year exclusive distribution agreement in Russia for the Sonablate 500®

•	Received second FDA approval for the Sonablate 600® Soft Tissue Ablation System

•	Entered a new two year exclusive distribution agreement in Czech Republic for Sonastar™, SonicOne® and BoneScalpel™
Revenues for the three months ended September 30, 2008 were $11.3 million, a 7.4% increase, when compared with revenues of $10.5 million for the same period in fiscal 2008. The increase is due to a $621,000 increase in sales of laboratory and scientific products to $5.9 million and a $154,000 increase in medical device products sales to $5.4 million. The increase in sales of medical device products is due to a $173,000 increase in therapeutic medical device products partially offset by a $19,000 decrease in sales of diagnostic medical device products.

The Company reported pre-tax net income of $615,000 for the three months ended September 30, 2008 compared with a $269,000 pre-tax loss for the same period in fiscal 2008. Pre-tax income for the three months ended September 30, 2008 was positively impacted by a $1.5 million gain on the sale of the Company’s equity interest and previously written off debt in Focus Surgery, Inc.
The Company reported net income of $320,000 or $.05 per diluted share for the three months ended September 30, 2008, compared with a net loss of $226,000 or $.03 per share for the same period in fiscal 2008. Net income for the three months ended September 30, 2008 was positively impacted by the gain on the sale of the Company’s equity interest and previously written off debt in Focus Surgery, Inc.
The Company reported a backlog of unfilled orders as of September 30, 2008 of $8,164,000 compared to $7,221,000 as of September 30, 2007. Medical device products backlog was $4,361,000 and laboratory and scientific products backlog was $3,803,000.
Commenting on Misonix’s financial and operating results, Michael A. McManus, Jr., President and Chief Executive Officer, said, “We are pleased with our revenue growth and the significant progress we have made in positioning all of our business segments for growth this fiscal year. Our laboratory and scientific business, as well as our Sonora subsidiary, continued to make important contributions to our revenue growth and we are pleased with the steady improvement in their performance. The sale of our equity position in Focus Surgery strengthened our balance sheet and will enable us to focus our resources on expanding our international distribution capabilities, building customer awareness and brand equity for our medical device business and supporting opportunities in our laboratory and scientific businesses.
We have been very active in establishing new distributor agreements for our medical device products with high quality organizations that have strong track records selling high tech medical equipment. These new distributors, located primarily in Europe and South America, are expected to sell our innovative Sonastar, BoneScalpel, and SonicOne medical devices. We have also made good progress in building our new sales channel for the United States, which will ultimately consist of approximately twenty-five contract sales agents that will sell Misonix labeled product, on a commission only basis, directly to hospitals and clinics throughout the US. The SonicOne system is the first product sold by this new sales team, and, to date, we have fifteen sales agents that have completed training.
Our fee per use strategy in Europe for the Sonablate 500 is moving forward throughout the United Kingdom and European Union and we anticipate that the addition of new distribution agreements combined with an intensified sales campaign will expand SB500 utilization in Europe, making the benefits of our HIFU technology increasingly accessible to surgeons and patients alike.”

Conference Call
Misonix management will host a conference call and webcast to discuss the Company’s first quarter fiscal year 2009 financial results today, at 4:30 p.m. Eastern.
The conference call will be broadcast live via the Investor Relations section of the Company’s Web site at www.misonix.com. Alternatively, participants may join the conference call by dialing (866) 788-0543 (domestic) or (857) 350-1681 (international) and entering access code 21386797, a few minutes before the start of the call.
For those unable to attend the live results broadcasts, a recording of the live-call will be available approximately 2 hours after the event through November 20, 2008. The dial-in number to listen to the recording is (888) 286 8010 or (617) 801 6888. The replay access code is 80767628. The call will also be archived on the Company’s website for at least 90 days.
About Misonix:
Misonix, Inc. (NASDAQ: MSON) designs, develops, manufactures and markets therapeutic ultrasonic medical devices and laboratory equipment. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually, Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.
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With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

MISONIX, INC. And Subsidiaries
Consolidated Balance Sheets

		Derived from
		Audited Financial
	Unaudited	Statements
	September 30, 2008	June 30, 2008
Assets
Current Assets:
Cash	$1,836,591	$1,873,863
Accounts receivable, less allowance for doubtful accounts of $312,440 and $376,998, respectively	6,911,337	7,986,802
Inventories, net	12,319,012	12,651,564
Deferred income taxes	1,246,922	1,562,279
Prepaid expenses and other current assets	832,981	904,737

Total current assets	23,146,843	24,979,245
Property, plant and equipment, net	3,925,137	4,398,867
Deferred income taxes	952,502	1,280,217
Goodwill	5,754,120	5,784,542
Other assets	856,112	807,203

Total assets	$34,634,714	$37,250,074

Liabilities and stockholders’ equity
Current liabilities:
Revolving credit facilities	$3,778,487	$4,470,389
Notes payable	119,111	246,888
Accounts payable	4,624,174	5,497,541
Accrued expenses and other current liabilities	3,947,974	4,760,115
Current maturities of capital lease obligations	282,028	307,325
Current portion of deferred gain from sale and leaseback of building	145,024	159,195
Foreign income taxes payable	606,831	696,791

Total current liabilities	13,503,629	16,138,244

Capital lease obligations	164,232	225,909
Deferred gain from sale and leaseback of building	1,123,931	1,273,772
Deferred income taxes	246,892	250,514
Deferred income	424,039	371,452
Deferred lease liability	330,000	348,502

Total liabilities	15,792,723	18,608,393

Commitments and contingencies

Minority interest	217,184	199,237

Stockholders’ equity:
Capital stock, $0.01 par value — shares authorized 10,000,000; 7,079,169 issued, and 7,001,369 outstanding, respectively	70,792	70,792
Additional paid-in capital	25,105,564	25,052,539
Accumulated deficit	(6,310,168)	(6,630,170)
Accumulated other comprehensive income	171,043	361,707
Treasury stock, 77,800 shares	(412,424)	(412,424)

Total stockholders’ equity	18,624,807	18,442,444

Total liabilities and stockholders’ equity	$34,634,714	$37,250,074

MISONIX, INC. And Subsidiaries
Consolidated Statements of Operations

	Unaudited
	Three Months Ended
	September 30,
	2008	2007
Net sales	$11,306,473	$10,532,237

Cost of goods sold	6,881,043	5,866,443

Gross profit	4,425,430	4,665,794

Selling expenses	1,837,257	1,688,510
General and administrative expenses	2,652,805	2,505,760
Research and development expenses	776,474	710,237

Total operating expenses	5,266,536	4,904,507

Loss from operations	(841,106)	(238,713)

Total other income (expense)	1,472,351	(21,161)

Income (loss) before minority interest and income taxes	631,245	(259,874)

Minority interest in net income of consolidated subsidiaries	16,727	9,444

Income (loss) before income taxes	614,518	(269,318)

Income tax provision (benefit)	294,516	(43,054)

Net Income (loss)	$320,002	($226,264)

Net Income (loss) per share-basic	$0.05	($0.03)

Net income (loss) per share-diluted	$0.05	($0.03)

Weighted average common shares-basic	7,001,369	7,001,369

Weighted average common shares-diluted	7,031,953	7,001,369